SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement
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⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Rhinebeck Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 17, 2023

Dear Fellow Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Rhinebeck Bancorp, Inc., the holding company for Rhinebeck Bank.

The annual meeting will be a virtual meeting conducted exclusively via live webcast at www.cstproxy.com/rhinebeckbancorp/2023 on Tuesday, May 23, 2023 at 11:00 a.m., Eastern time. The annual meeting will be held in a virtual format only. You will not be able to attend the annual meeting physically. However, we are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.cstproxy.com/rhinebeckbancorp/2023. To participate in the virtual meeting, you will need the 12-digit control number included on your proxy card. The meeting will begin promptly at 11:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time. The notice of annual meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.

It is important that your shares are represented at this meeting, whether or not you attend the meeting online and regardless of the number of shares you own. To ensure your shares are represented, we urge you to vote promptly by completing and mailing the enclosed proxy card or by voting via the Internet. Voting instructions appear on the enclosed proxy card. If you attend the meeting online, you may vote at that time even if you have previously mailed a proxy card or voted via the Internet.

We look forward to speaking with you at the meeting.

Sincerely,

/s/ Michael J. Quinn
Michael J. Quinn
President and Chief Executive Officer

Rhinebeck Bancorp, Inc.

2 Jefferson Plaza

Poughkeepsie, New York 12601

(845) 454-8555

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	11:00 a.m., Eastern time, Tuesday, May 23, 2023

PLACE	www.cstproxy.com/rhinebeckbancorp/2023

ITEMS OF BUSINESS	(1) The election of three directors to serve for a term of three years;

(2) The ratification of the appointment of Wolf & Company, P.C. to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2023; and

(3)   The transaction of any other business that may properly come before the meeting and any adjournment or postponement of the meeting. (Note: The Board of Directors is not aware of any other business to come before the meeting.)

RECORD DATE	To vote, you must have been a stockholder as of the close of business on March 31, 2023.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet or by mail by completing and returning the enclosed proxy card in the accompanying self-addressed envelope. Voting instructions are printed on the proxy card. You may revoke a proxy at any time before its exercise at the meeting by following the instructions in the following proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Karen E. Morgan-D’Amelio
Karen E. Morgan-D’Amelio
Corporate Secretary

Poughkeepsie, New York
April 17, 2023

RHINEBECK BANCORP, INC.

PROXY STATEMENT

GENERAL INFORMATION

Rhinebeck Bancorp, Inc. is providing this proxy statement to you in connection with the solicitation of proxies by its Board of Directors only for use at the 2023 annual meeting of stockholders and for any adjournment or postponement of the annual meeting. In this proxy statement, we may also refer to Rhinebeck Bancorp, Inc. as “Rhinebeck Bancorp,” “we,” “our” or “us.” Rhinebeck Bank is the wholly-owned subsidiary of Rhinebeck Bancorp. Rhinebeck Bancorp is the majority-owned subsidiary of Rhinebeck Bancorp, MHC, a mutual holding company.

We will hold the annual meeting in a virtual format only at www.cstproxy.com/rhinebeckbancorp/2023 on Tuesday, May 23, 2023 at 11:00 a.m., Eastern time. You will not be able to attend the annual meeting physically.

We intend to mail this proxy statement and a proxy card to stockholders of record beginning on or about April 17, 2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2023

This proxy statement and our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, are available on the Internet at www.cstproxy.com/rhinebeckbancorp/2023. The Annual Report includes our audited consolidated financial statements for the fiscal year ended December 31, 2022.

INFORMATION ABOUT VOTING

Who May Vote at the Meeting

You are entitled to vote your shares of Rhinebeck Bancorp common stock if you owned your shares as of the close of business on March 31, 2023. As of the close of business on that date, 11,284,231 shares of common stock were outstanding, of which 6,345,975 shares were owned by Rhinebeck Bancorp, MHC and the remaining 4,938,256 shares were owned by public stockholders. Each share of common stock has one vote.

Our Articles of Incorporation provide that record holders of our common stock who beneficially own, either directly or indirectly, more than 10% of our outstanding shares (other than Rhinebeck Bancorp, MHC) are not entitled to any vote with respect to the shares held in excess of the 10% limit.

Ownership of Shares

You may own your shares of common stock of Rhinebeck Bancorp in one or more of the following ways:

●	Directly in your name as the stockholder of record;
●	Indirectly through a broker, bank or other holder of record in “street name”; or
●	Indirectly through the Rhinebeck Bank Employee Stock Ownership Plan (the “ESOP”) or the Rhinebeck Bank 401(k) Plan (the “401(k) Plan”).

If your shares are registered directly in your name, you are the holder of record of those shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us to vote at the annual meeting or you may vote online at the annual meeting.

If you hold your shares in “street name,” you are considered the beneficial owner of your shares and your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form provided by your broker, bank or other holder of record that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or via the Internet. Refer to the voting instruction form that accompanies your proxy materials. If you want to vote your shares of common stock held in street name online at the annual meeting, you must obtain a written proxy in your name from the broker, bank or other holder who is the record holder of your shares.

If you own shares of common stock indirectly through the 401(k) Plan or are a participant in the ESOP, see “Participants in the ESOP and the 401(k) Plan” below.

Attending the Meeting

The annual meeting will be a virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You are entitled to participate in the annual meeting only if you were a stockholder of Rhinebeck Bancorp as of the close of business on March 31, 2023, or if you hold a valid proxy for the annual meeting.

You will be able to attend the annual meeting online and submit your questions and vote your shares during the meeting by visiting www.cstproxy.com/rhinebeckbancorp/2023. The online meeting will begin promptly at 11:00 a.m., Eastern time. We encourage you to access the meeting before the start time leaving ample time to check in. To participate in the annual meeting, you will need the 12-digit control number included on your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. To register to attend the annual meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Rhinebeck Bancorp stock holdings along with your name and e-mail address to our transfer agent, Continental Stock Transfer. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on May 19, 2023.

You will receive a confirmation of your registration by e-mail after we receive your registration materials.

Requests for registration should be directed to us as follows:

By e-mail: Forward the e-mail from your broker, or attach an image of your legal proxy, to: proxy@continentalstock.com

By mail:

Continental Stock Transfer
Rhinebeck Bancorp Legal Proxy
1 State Street 30th Floor

New York, NY 10004-1561

Quorum and Vote Required

Quorum. We will have a quorum and be able to conduct the business of the annual meeting if a majority of the outstanding shares of Rhinebeck Bancorp common stock entitled to vote, represented online or by proxy, is present at the meeting.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect three directors to serve for a term of three years. In voting on the election of directors (Item 1), you may vote in favor of the nominees or withhold your vote as to any or all of the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is three.

In voting on the ratification of the appointment of the independent registered public accounting firm (Item 2), you may vote in favor of the proposal, vote against the proposal or abstain from voting. The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal.

Because Rhinebeck Bancorp, MHC owns more than 50% of the outstanding shares of Rhinebeck Bancorp common stock, the votes cast by Rhinebeck Bancorp, MHC will ensure the presence of a quorum and will decide the outcome of the vote on the election of directors (Item 1) and the ratification of the appointment of the independent registered public accounting firm (Item 2).

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). Current regulations restrict the ability of your bank, broker or other holder of record to vote your shares on the election of directors and certain other matters on a discretionary basis. Therefore, if you hold your shares in street name and you do not instruct your bank, broker or other holder of record on how to vote on the election of directors, no votes will be cast on your behalf. These are referred to as “broker non-votes.” Your bank, broker or other holder of record, however, does continue to have discretion to vote any shares for which you do not provide instructions on how to vote on the ratification of the appointment of the independent registered public accounting firm (Item 2). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

How We Count the Votes

If you return valid proxy instructions or attend the meeting and vote online at the meeting, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In counting votes on the election of directors or the proposal to ratify the appointment of the independent registered public accounting firm, broker non-votes and abstentions will have no effect.

Voting by Proxy Card

The Board of Directors of Rhinebeck Bancorp is sending you this proxy statement to request that you allow your shares of Rhinebeck Bancorp common stock to be represented at the annual meeting by the persons named on the proxy card. If you are a registered stockholder, you may vote by completing and mailing the enclosed proxy card. All shares of Rhinebeck Bancorp common stock represented at the annual meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors unanimously recommends a vote:

●	“FOR” each nominee for director; and
●	“FOR” the ratification of the appointment of Wolf & Company, P.C. to serve as the independent registered public accounting firm for the year ending December 31, 2023.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment as to how to vote your shares. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your common stock may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the annual meeting.

Voting via the Internet

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Rhinebeck Bancorp common stock via the Internet. The Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet voting are set forth on the proxy card. The deadline for voting via the Internet in advance of the meeting is 11:59 p.m., Eastern time, on May 22, 2023.

You can also attend the virtual annual meeting and vote online during the meeting by following the instructions above under “—Attending the Meeting.”

Revoking Your Proxy

Whether you vote by mail or via the Internet, if you are a registered stockholder, you may revoke your proxy by:

●	sending a written statement to that effect to our Corporate Secretary;
●	submitting a properly signed proxy card with a later date;

●	voting via the Internet at a later time so long as such vote is received by the applicable time and date set forth above for registered stockholders; or
●	voting online at the annual meeting (Note: Attendance online at the annual meeting will not in itself constitute revocation of your proxy).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Participants in the ESOP and the 401(k) Plan

If you are a participant in the ESOP, you will receive a voting instruction card that reflects all the shares that you may direct the ESOP trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but you may direct the trustee how to vote the shares of Rhinebeck Bancorp common stock allocated to your ESOP account. The ESOP trustee will vote all unallocated shares of Rhinebeck Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

If you hold Rhinebeck Bancorp common stock in the 401(k) Plan, you will receive a voting instruction card that reflects all shares that you may direct the 401(k) Plan trustee to vote on your behalf under the 401(k) Plan. Under the terms of the 401(k) Plan, you may direct the 401(k) Plan trustee how to vote the shares allocated to your account. If the 401(k) Plan trustee does not receive your voting instructions, the 401(k) Plan trustee will be instructed to vote your shares in the same proportion as the voting instructions received from other 401(k) Plan participants.

The deadline for returning your voting instruction cards to the ESOP trustee and/or the 401(k) Plan trustee is May 16, 2023.

CORPORATE GOVERNANCE

General

We periodically review our corporate governance policies and procedures to ensure that they meet the highest standards of ethical conduct, report results with accuracy and transparency and fully comply with the laws, rules and regulations that govern our operations.

Director Independence

The Board of Directors currently consists of nine members, all of whom are considered independent under the listing standards of the Nasdaq Stock Market, except for Michael J. Quinn who serves as President and Chief Executive Officer of Rhinebeck Bancorp and Rhinebeck Bank. In determining the independence of directors, the Board of Directors has considered transactions, relationships and other arrangements between Rhinebeck Bancorp and its directors that are not required to be disclosed in this proxy statement under the heading “Other Information Relating to Directors and Executive Officers—Transactions With Related Persons,” including legal services performed by Suzanne Rhulen Loughlin’s husband and business services performed by Christopher Chestney’s brother-in-law.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these offices allows the President and Chief Executive Officer to better focus on his growing responsibilities of managing the daily operations of Rhinebeck Bancorp and Rhinebeck Bank, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. William C. Irwin currently serves as the Chairman of the Board and is considered independent under the listing standards of the Nasdaq Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks that Rhinebeck Bancorp faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Senior management also attends Board meetings and is available to address any questions or concerns raised by the Board of Directors on risk management and any other matters.

Committees of the Board of Directors

The following table identifies Rhinebeck Bancorp’s standing committees and their members as of March 31, 2023. All members of each committee are independent in accordance with the listing requirements of the Nasdaq Stock Market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Corporate Governance portion of the Investor Relations section of Rhinebeck Bank’s website (www.rhinebeckbank.com).

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Frederick L. Battenfeld	X
Donald E. Beeler Jr.		X
Christopher W. Chestney	X		X*
Freddimir Garcia		X*	X
Steven Howell	X*
William C. Irwin**	X
Shannon Martin LaFrance			X
Suzanne Rhulen Loughlin		X	X
Michael J. Quinn
Number of meetings in 2022	4	5	4

*     Chairperson of the committee.

**	Chairman of the board.

Audit Committee. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The committee also receives and reviews the reports and findings and other information presented to them by Rhinebeck Bancorp’s officers regarding financial reporting policies and practices. The Audit Committee also reviews the performance of Rhinebeck Bancorp’s independent registered public accounting firm, the internal audit function and oversees policies associated with financial risk assessment and risk management. The Audit Committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters. The Board has determined that Steven E. Howell qualifies as an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.

Compensation Committee. The Compensation Committee approves the compensation objectives for Rhinebeck Bancorp and Rhinebeck Bank, establishes the compensation for the President and Chief Executive Officer and other executives and reviews personnel policies. The Compensation Committee reviews all components of compensation including base salary, bonus, benefits and other perquisites. The President and Chief Executive Officer makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other officers. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also assists the Board of Directors in evaluating potential candidates for executive positions. The Compensation Committee is also responsible for administering the Rhinebeck Bancorp, Inc. 2020 Equity Incentive Plan and approving grants under the plan. The Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee, in conjunction with the Governance and Nominating Committee, also considers the appropriate levels and form of director compensation and makes recommendations to the Board of Directors regarding director compensation.

Governance and Nominating Committee. The Governance and Nominating Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines applicable to Rhinebeck Bancorp and monitoring compliance with these policies and guidelines. In addition, the Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. It recommends director candidates for each committee for appointment by the Board.

Considerations Respecting Director Nominees and Candidates

Minimum Qualifications for Director Nominees. The Board of Directors has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in our Bylaws, which include an age limitation provision and a requirement that the candidate must not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board of Directors or committee governing documents.

If a candidate is deemed eligible for election to the Board of Directors, the Board of Directors will then evaluate the following criteria in selecting nominees:

●	contributions to the range of talent, skill and expertise of the Board of Directors;
●	financial, regulatory and business experience, knowledge of the banking and financial service industries, familiarity with the operations of public companies and ability to read and understand financial statements;
●	familiarity with our market area and participation in and ties to local businesses and local civic, charitable and religious organizations;
●	personal and professional integrity, honesty and reputation;
●	the ability to represent the best interests of our stockholders and Rhinebeck Bancorp;
●	the need for gender and ethnic diversity on the Board;
●	current equity holdings in Rhinebeck Bancorp;
●	the ability to devote sufficient time and energy to the performance of his or her duties; and
●	independence, as that term is defined under applicable Securities and Exchange Commission and stock exchange listing criteria.

The Board of Directors also will consider any other factors it deems relevant, including size of the Board of Directors and regulatory disclosure obligations.

When nominating an existing director for re-election to the Board of Directors, the Board of Directors will consider and review an existing director’s attendance and performance at Board meetings and at meetings of committees on which he or she serves; length of Board service; the experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The Board of Directors follows the following process to identify and evaluate individuals to be nominated for election to the Board of Directors:

For purposes of identifying nominees for the Board of Directors, the Board of Directors relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities that Rhinebeck Bank serves. The Board of Directors will also consider director candidates recommended by stockholders according to the policy and procedures set forth below. The Board of Directors has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Board of Directors determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the criteria set forth above. If such individual fulfills these criteria, the Board of Directors will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Director Candidates Recommended by Stockholders. The policy of the Board of Directors is to consider director candidates recommended by stockholders who appear to be qualified to serve on our Board of Directors. The Board of Directors may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Board of Directors does not perceive a need to increase the size of the Board of Directors. The Board of Directors will consider only those director candidates recommended by stockholders in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Board of Directors, a stockholder should submit the following information in writing, addressed to the Chairman of the Board of Directors, care of the Corporate Secretary, at our main office:

●	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Board of Directors;
●	The name and address of the stockholder as they appear on our books, and of the beneficial owner, if any, on whose behalf the nomination is made;
●	The class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder and such beneficial owner;
●	A description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;
●	A representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee named in the stockholder’s notice;
●	The name, age, personal and business address of the candidate and the principal occupation or employment of the candidate;
●	The candidate’s written consent to serve as a director;
●	A statement of the candidate’s business and educational experience and all other information relating to such person that would indicate such person’s qualification to serve on the Board of Directors; and
●	Such other information regarding the candidate or the stockholder as would be required to be included in our proxy statement pursuant to Schedule 14A of the Securities and Exchange Commission.

For a director candidate to be considered for nomination at an annual meeting of stockholders, the Board of Directors must receive the recommendation at least 120 calendar days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year. See “Submission of Stockholder Business Proposals and Nominations” for more information.

Board and Committee Meetings

The business of Rhinebeck Bancorp and Rhinebeck Bank is conducted through meetings and activities of their respective Board of Directors and committees. During the year ended December 31, 2022, the Board of Directors of Rhinebeck Bancorp held 12 meetings and the Board of Directors of Rhinebeck Bank held 17 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and of the committees on which that director served.

Director Attendance at Annual Meeting

While Rhinebeck Bancorp has no formal policy on director attendance at annual meetings of stockholders, directors are encouraged to attend. All directors, except for two, attended the annual meeting of stockholders held on May 24, 2022.

Code of Ethics for Senior Officers

We have adopted a Code of Ethics for Senior Officers, which includes our principal executive officer and principal financial officer, that addresses conflicts of interest, the treatment of confidential information, and compliance with applicable laws, rules and regulations. In addition, it is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The Code of Ethics for Senior Officers is available in the Corporate Governance portion of the Investor Relations section of Rhinebeck Bank’s website (www.rhinebeckbank.com).

Hedging Policy

Rhinebeck Bancorp’s Policy Regarding Insider Trading includes a prohibition on hedging by its directors and executive officers. Hedging transactions are designed to hedge or offset the economic risk of owning shares of Company common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Company common stock would affect the value of the shares of Company common stock owned by an executive officer or director is prohibited.

REPORT OF THE AUDIT COMMITTEE

Rhinebeck Bancorp’s management is responsible for Rhinebeck Bancorp’s internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America (“GAAP”). The Audit Committee oversees Rhinebeck Bancorp’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Rhinebeck Bancorp’s financial statements were prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”), which include matters related to the audit of the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence from Rhinebeck Bancorp and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether any non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Rhinebeck Bancorp’s internal controls, and the overall quality of its financial reporting.

In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Rhinebeck Bancorp’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of Rhinebeck Bancorp’s consolidated financial statements to GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the financial statements are presented in accordance with GAAP, that the audit of the financial statements has been carried out in accordance with GAAP or that the independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Rhinebeck Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the independent registered public accounting firm for the year ending December 31, 2023.

Audit Committee of the Board of Directors

of

Rhinebeck Bancorp

Frederick L. Battenfeld (Chairman)

Christopher W. Chestney

Steven E. Howell

William C. Irwin

DIRECTORS’ COMPENSATION

The following table provides the compensation received by the individuals who served as non-employee directors during the year ended December 31, 2022. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
Frederick L. Battenfeld	$38,250	$-	$-	$38,250
Donald E. Beeler Jr.	33,450	-	-	33,450
Christopher W. Chestney	35,200	-	-	35,200
Freddimir Garcia	33,950	-	-	33,950
Steven Howell	35,750	-	-	35,750
William C. Irwin	46,906	-	-	46,906
Shannon Martin LaFrance	34,650	-	-	34,650
Suzanne Rhulen Loughlin	36,050	-	-	36,050

(1)	As of December 31, 2022, Mr. Battenfeld, Mr. Irwin and Ms. Martin LaFrance each had 2,910 shares of unvested restricted stock outstanding. As of December 31, 2022, Mr. Beeler, Mr. Chestney, Mr. Garcia and Ms. Rhulen Loughlin had 529, 1,587, 1,058 and 2,645 shares of unvested restricted stock outstanding, respectively. Mr. Howell did not have any unvested shares of restricted stock outstanding at December 31, 2022.
(2)	As of December 31, 2022, each of the directors had 16,365 stock options outstanding, except for Mr. Irwin who had 10,910 stock options outstanding.

Deferred Compensation Plan for Fees of Directors

Rhinebeck Bank maintains the Rhinebeck Savings Bank Deferred Compensation Plan for Fees of Directors. Each member of the Board of Directors of Rhinebeck Bank is eligible to participate in the plan and has the right to elect to defer the receipt of all or any part of the director fees earned, which are credited to a bookkeeping account established on behalf of each participant. Compensation credited to the participant’s bookkeeping account, including any interest earned thereon (which is credited on the last day of each plan year at rate determined by a resolution of the Board of Directors, which for 2022 was 8.72%) is payable upon the earlier of the participant’s death or separation from service from the board. Such deferred compensation will be payable in a lump sum, unless the participant has elected to be paid in monthly installments over a period of up to five years. As of December 31, 2022, there were four directors participating in the plan.

STOCK OWNERSHIP

The following table provides information as of March 31, 2023 about the beneficial owners known to Rhinebeck Bancorp that own more than 5% of our outstanding common stock and the shares of common stock beneficially owned by each nominee for director, by each director continuing in office, by each named executive officer and by all directors and executive officers as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, or has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown and, except as noted below, none of the named individuals has pledged his or her shares.

	Number of Shares Owned		Percent of Common Stock Outstanding(1)
5% Shareholders:
Rhinebeck Bancorp, MHC (2)	6,345,975		56.24%
2 Jefferson Plaza
Poughkeepsie, NY 12601

M3 Partners, LP (3)	886,417		7.86%
2070 E 2100 S, Suite 250
Salt Lake City, UT 84109

Directors and Director Nominees:
Frederick L. Battenfeld	34,638	(4)	*
Donald E. Beeler, Jr.	12,497	(5)	*
Christopher W. Chestney	34,421	(6)	*
Freddimir Garcia	14,084	(7)	*
Steven Howell	20,910	(8)	*
William C. Irwin	33,118	(9)	*
Shannon Martin LaFrance	32,638	(5)	*
Suzanne Rhulen Loughlin	33,845	(10)	*
Michael J. Quinn	128,496	(11)	*

Named Executive Officers Who Are Not Directors:
Jamie J. Bloom	26,486	(12)	*
Michael J. McDermott	48,657	(13)	*
All directors and executive officers as a group (17 persons)	595,882		5.28%

*     Less than 1%.

(1)	Based on 11,284,231 shares outstanding as of March 31, 2023.
(2)	Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission on January 16, 2019.
(3)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2023.
(4)	Includes 2,910 shares of unvested restricted stock and 10,910 shares of vested stock options.
(5)	Includes 529 shares of unvested restricted stock and 10,910 shares of vested stock options.
(6)	Includes 1,587 shares of unvested restricted stock, 10,910 shares of vested stock options, 1,000 shares held by his spouse and 1,000 shares held by each of his two children.
(7)	Includes 1,058 shares of unvested restricted stock and 10,910 shares of vested stock options.
(8)	Includes 10,910 shares of vested stock options.
(9)	Includes 2,910 shares of unvested restricted stock and 5,455 shares of vested stock options. Director Irwin has pledged 14,354 shares as collateral for a loan.
(10)	Includes 2,645 shares of unvested restricted stock and 10,910 shares of vested stock options.
(11)	Includes 12,800 shares of unvested restricted stock, 63,400 shares of vested stock options, 2,193 shares held in the ESOP and 10,100 shares held by his spouse’s individual retirement account.
(12)	Includes 4,000 shares of unvested restricted stock, 18,666 shares of vested stock options and 2,193 shares held in the ESOP.
(13)	Includes 4,000 shares of unvested restricted stock, 18,666 shares of vested stock options, 2,175 shares held in the ESOP and 200 shares held by his child.

ITEMS OF BUSINESS TO BE VOTED ON BY STOCKHOLDERS

Item 1 — Election of Directors

Rhinebeck Bancorp’s Board of Directors consists of nine members. The Board of Directors is divided into three classes with three-year staggered terms, with one-third of the directors elected each year. The nominees for election are Steven E. Howell, William C. Irwin and Michael J. Quinn. All three nominees currently serve as directors of both Rhinebeck Bancorp and Rhinebeck Bank.

The Board of Directors intends to vote the proxies solicited by it in favor of the election of each of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees for director.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each individual’s biography as of December 31, 2022. The indicated period for service as a director includes service as a director of Rhinebeck Bank. There are no family relationships among the directors.

Director Nominees for Terms Expiring in 2026

Steven E. Howell is a certified public accountant and has been a partner with RBT CPAs, LLP, the largest CPA firm in the New York Hudson Valley, since 1987. Mr. Howell served as a director of Hometown Bank, Hometown Bancorp MHC and Hometown Bancorp, Walden New York, from 2008 and as Chairman of the Board from 2012 until their acquisition by Wallkill Valley Federal Savings and Loan Association in 2017. He is active in numerous civic groups including the Past Chairman of the Orange County United Way. Mr. Howell’s work experience qualifies him as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. As a principal of a certified public accounting firm, Mr. Howell provides the Board of Directors with critical experience regarding accounting matters. He works extensively with companies within the region in which the Company conducts its business. His background includes extensive experience in accounting and financial matters, as well as governance experience. Age 62. Director since 2020.

William C. Irwin is a principal for Schectman Pharmacy Brokers, a business specializing in the sale of independent pharmacies and drug stores, concentrating in the New York tri-state area. In November 2019, he also became COO for DocFinancial, a company specializing in anesthesia-based medical billing flow. Mr. Irwin was the owner of Molloy Pharmacy in Hyde Park and President of Molloy’s Medical Arts Pharmacy in Poughkeepsie for over 30 years. Mr. Irwin has also served as President of Northern Dutchess Hospital Board, served on the Hyde Park Chamber of Commerce Economic Development Committee and served on the McKesson Corporation National Independent Advisory Board. He currently serves as President of the Hudson Valley Pharmacists Society and as a volunteer for the Dutchess County Medical Reserve Corps and other local volunteer organizations. Mr. Irwin’s experience as a small business owner brings valuable business ownership and leadership skills to the Board along with extensive insight into the customers who live in our market area and economic developments affecting our market area. Age 64. Director since 1996.

Michael J. Quinn has served as our President and Chief Executive Officer since 2004 and has been employed by Rhinebeck Bank in various capacities including Treasurer, Senior Lending Officer and Chief Operating Officer since 1984. Mr. Quinn’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which we serve affords the Board valuable insight regarding our business and operations. Mr. Quinn’s knowledge of our business and history position him well to continue to serve as President and Chief Executive Officer. Age 61. Director since 2001.

Directors Continuing in Office with Terms Expiring in 2024

Frederick L. Battenfeld is the owner and chief executive officer of F.W. Battenfeld & Sons, a wholesale cut flower and tree grower located in Red Hook, New York. Mr. Battenfeld’s career as a small business executive provides us with knowledge of the challenges facing small businesses in our market area. Further, Mr. Battenfeld, both through his business and as an active member of the community, is knowledgeable of the local consumer environment. Age 74. Director since 1995.

Christopher W. Chestney is a funeral director for Dapson-Chestney Funeral Home, Inc., located in Rhinebeck, New York, and Peck & Peck Funeral Homes, Inc., located in Pine Plains and Copake, New York. Mr. Chestney’s business experience gives us insights into the local community. Age 58. Director since 2015.

Shannon Martin LaFrance is a practicing lawyer and owner of law firms in Florida and New York. Her practice includes civil litigation and administrative law with a focus on land use, municipal and environmental matters, in addition to dependency and family law. She also was appointed as a hearing officer by the Hillsborough Environmental Protection Commission in February 2019. She also served as town attorney and a zoning board of appeals and planning board attorney from 1994 through 2012 for the towns of Dover, Rosendale and Marbletown, New York. Ms. LaFrance was a Dutchess County Legislator from 2002 through 2007 for Fishkill, New York and served as Chair of the Legislature’s Environment Committee as well as the Groundwater Protection Subcommittee. Ms. LaFrance also served as the Legislature’s liaison to the Dutchess County Water and Wastewater Authority prior to her election. Ms. LaFrance’s general legal knowledge as well as her expertise in land, municipal and environmental issues is a significant resource for us. Age 56. Director since 2007.

Director Continuing in Office with Terms Expiring in 2025

Freddimir Garcia is the Diversity, Equity, & Inclusion Officer at Hudson Gateway Association of Realtors. Mr. Garcia's professional career began and continues in the Hudson Valley, previously working for Westchester Medical Health Center Network and Marist College. Through his work and service on several non-profit boards, Mr. Garcia's extensive community involvement provides us valuable insight into the needs of our local community. Age 35. Director since 2017.

Suzanne Rhulen Loughlin is a founder and General Counsel of CrisisRisk Strategies, LLC. From 2017 to 2018, she served as Chief Administrative Officer and General Counsel of Novume (now named Rekor Systems, Inc.), which then provided support services for companies contracting with the government. In 2005, she founded Firestorm Solutions, LLC, a crisis management consultancy, which was acquired by Novume in 2017. Prior to founding Firestorm, Ms. Loughlin was employed by Frontier Insurance Group for 15 years, where her positions included in-house counsel, Managing Attorney of the in-house law firm, and Chief Administrative Officer of the public holding company. She also was a director of the public insurance holding company. Ms. Loughlin serves as a board member of Hudson Valley Pattern for Progress, Sullivan County Industrial Development Agency and the Trevor Loughlin Foundation. Ms. Loughlin’s crisis management and insurance experience, combined with her training and practice in many of the areas in which Rhinebeck Bank may have legal exposure, provides critical decision support and skills to the Board. Age 61. Director since 2011.

Donald E. Beeler, Jr. is the founder and CEO of TDR Technology Solutions Inc., specializing in voice security and bomb threat remediation. The company is headquartered in Orange County, New York. He has been the recipient of numerous industry awards, including his company being named as one of Ethisphere's "World's Most Ethical Companies." He holds patents in over 21 technologies, including real-time backup and disaster recovery. Mr. Beeler taught marketing as an adjunct professor at the University of Pennsylvania Wharton School of Business in Philadelphia. Mr. Beeler currently serves on the RoboCall task forces shaken/stir committee and previously served on the Congressional Homeland Security Advisory Committee for Cyber security. Mr. Beeler currently serves as a member of the Monroe Woodbury Central School District Board. He previously served as Chairman of the Board of Orange Regional Medical Center and Chairman of Garnet Medical. His commitment to the community and proven leadership skills make him an excellent addition to the Company's Board of Directors. Age 62. Director of the Rhinebeck Bank Board since 2019.

Item 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

On October 8, 2019, the Audit Committee of the Board of Directors of Rhinebeck Bancorp engaged Wolf & Company, P.C. as Rhinebeck Bancorp’s independent registered public accounting firm.

Wolf & Company, P.C. served as our independent registered public accounting firm for the years ended December 31, 2020, 2021 and 2022. The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to serve as the independent registered public accounting firm for the year ending December 31, 2023, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be available at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the appointment of the independent registered public accounting firm is not ratified by a majority of the votes cast by stockholders at the annual meeting, the Audit Committee of the Board of Directors will consider other independent registered public accounting firms.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. to serve as the independent registered public accounting firm for the year ending December 31, 2023.

Audit Fees. The following table sets forth the fees that Wolf & Company, P.C. billed to Rhinebeck Bancorp for the years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees(1)	$250,800	$174,520
Audit-Related Fees(2)	50,300	48,942
Tax Fees(3)	25,000	24,200
All Other Fees(4)	-	12,867

(1)	Consists of fees for the audits of Rhinebeck Bancorp’s financial statements, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Includes fees billed for professional services rendered for the performance of the ESOP, 401(k) and retirement plan audits.
(3)	Includes services rendered for tax compliance.
(4)	Consists of fees for modules of an enterprise risk management software used by the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the firm does not provide any non-audit services to us prohibited by law or regulation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for our principal executive officer and our two next most highly compensated officers for the fiscal year ended December 31, 2022. These individuals are sometimes referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Pension Value & NQDC Earnings	All Other Compensation(2)	Total
Michael J. Quinn, President	2022	$543,277	$120,213	$51,314	$39,724	$754,528
and Chief Executive Officer	2021	543,277	127,779	48,596	48,072	767,724

Jamie J. Bloom	2022	337,124	60,542	-	24,413	422,079
Chief Operating Officer	2021	337,124	53,701	-	28,576	419,401

Michael J. McDermott	2022	276,593	54,778	-	25,961	357,332
Chief Financial Officer	2021	276,593	42,424	-	31,132	350,149

(1)	Payments were earned pursuant to the Rhinebeck Bank Executive Short-Term Incentive and Retention Plan (the “STIP”), which includes any deferred bonus credited to the Rhinebeck Bank Executive Long-Term Incentive and Retention Plan (the “LTIP”).
(2)	Consists of the following payments for 2022:

Officer	Perquisites		ESOP and 401(k) Plan Match	Split Dollar(c)	Total
Michael J. Quinn	$16,102	(a)	$22,148	$1,474	$39,724
Jamie J. Bloom	-	(b)	23,768	645	24,413
Michael J. McDermott	-	(b)	24,273	1,689	25,961

(a)	Includes the value of the executive’s club membership dues and the reimbursement of the cost of use of an automobile.
(b)	Did not exceed $10,000.
(c)	Represents the taxable income associated with the named executive officer’s split dollar life insurance benefit as described below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to our outstanding equity awards as of December 31, 2022 for our named executive officers.

		Outstanding Equity Awards at Fiscal Year End December 31, 2022
		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options Exercisable (1)	Number of securities underlying unexercised options Unexercisable (1)	Option exercise price	Option expiration date	Number of shares of stock that have not vested(2)	Market value of shares of stock that have not vested(3)
Michael J. Quinn	8/25/2020	63,400	31,700	$6.57	8/25/2030	12,800	$116,608

Jamie J. Bloom	8/25/2020	18,666	9,334	6.57	8/25/2030	4,000	36,440

Michael J. McDermott	8/25/2020	18,666	9,334	6.57	8/25/2030	4,000	36,440

____________________________

(1)	The stock options vest in three approximately equal annual installments, beginning on August 25, 2021, the first anniversary of the date of grant.
(2)	Restricted stock awards vest in three approximately equal installments, beginning on August 25, 2021, the first anniversary of the date of grant.
(3)	Based upon Rhinebeck Bancorp’s closing stock price of $9.11 per share on December 31, 2022.

Option Exercises and Stock Vested at Fiscal Year-End

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards as of December 31, 2022 for our named executive officers.

	Option Awards			Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Award vesting date (1)	Number of shares acquired on vesting	Value realized on vesting(2)
Michael J. Quinn	-	$-	8/25/2022	12,800	$122,624

Jamie J. Bloom	-	$-	8/25/2022	4,000	$38,320

Michael J. McDermott	-	$-	8/25/2022	4,000	$38,320

____________________________

(1)	Mr. Quinn, Ms. Bloom and Mr. McDermott each received a grant of restricted stock awards on August 25, 2020, one-third of which vested on August 25, 2022.
(2)	The amount represents the number of shares vested multiplied by the closing price of the Company’s common stock as reported on the Nasdaq on the vesting date. It excludes any reduction in value associated with the cancellation of shares for tax withholding purposes.

Employment Agreements

Michael J. Quinn and Jamie J. Bloom. Rhinebeck Bank maintains employment agreements with Mr. Quinn and Ms. Bloom. Each agreement extends automatically for one additional year on January 1 of each year so that the term will be three years from the renewal date, unless either Rhinebeck Bank or the executive gives notice no later than 90 days before such anniversary date that the agreement will not be renewed.

Each agreement specifies the executive’s base salary. The base salary will be reviewed at least annually and may be adjusted in the Board’s discretion. In addition to the base salary, each agreement provides that the executive will be eligible to participate in the short-term and long-term incentive compensation programs of Rhinebeck Bank and Rhinebeck Bancorp. Each agreement specifies the executive’s target bonus opportunity under the Rhinebeck Bank Executive Short-Term Incentive and Retention Plan (the “STIP”), which is 25% of base salary for Mr. Quinn and 20% of base salary for Ms. Bloom. The executives are also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Rhinebeck Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of their duties with Rhinebeck Bank, including memberships in organizations as the executives and the Board mutually agree are necessary and appropriate. Mr. Quinn is reimbursed for the full cost of the use of an automobile. Ms. Bloom is entitled to be reimbursed for use of an automobile, up to a dollar amount that is mutually agreeable to Rhinebeck Bank and Ms. Bloom.

Rhinebeck Bank may terminate the executive’s employment or the executive may resign at any time with or without “good reason.” In the event of the executive’s termination without cause other than due to death or disability or voluntary resignation for good reason (a “qualifying termination event”), Rhinebeck Bank would pay a monthly severance payment equal to the sum of the executive’s base salary and average annual cash incentive compensation awarded under the STIP (or any other comparable cash incentive plan), which would include any portion of the award that is tax-deferred and payable pursuant to the Rhinebeck Executive Long-Term Incentive and Retention Plan (the “LTIP”), for the three most recent annual performance periods immediately prior to the executive’s date of termination, divided by 12. Such monthly severance payment would be paid for 36 months for Mr. Quinn and 24 months for Ms. Bloom. In addition, Mr. Quinn and Ms. Bloom would receive non-taxable medical and dental insurance coverage under Rhinebeck Bank’s group health plan at the same cost-sharing arrangement in effect as of the date of termination for the earlier of 36 months and 24 months, respectively, or, until the date the executive receives substantially comparable coverage from another employer. The executives would also be reimbursed for the reasonable cost of outplacement services, up to a maximum of $5,000. “Good Reason” for purposes of the employment agreements include: a material reduction in base salary and/or incentive compensation opportunities; a material reduction in authority, duties or responsibilities associated with the executive’s position with Rhinebeck Bank; a relocation of the executive’s principal place of employment by more than 35 miles from Rhinebeck Bank’s main office; or a material breach of the agreements by Rhinebeck Bank.

In the event of the executive’s qualifying termination event on or within two years after a change in control of Rhinebeck Bancorp or Rhinebeck Bank, Mr. Quinn and Ms. Bloom would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times and two times, respectively, of the sum of the executive’s: (1) base salary; and (2) average bonus awarded under the STIP (or any other comparable cash incentive plan), which would include any portion of the award that is tax-deferred and payable pursuant to the LTIP, for the three most recent annual performance periods immediately prior to the change in control. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination.

In addition, Rhinebeck Bank (or its successor) will continue to provide the executive with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to the executive immediately before his or her date of termination at no cost to the executive. Such continued coverage will cease upon the earlier of: (1) three years for Mr. Quinn and two years for Ms. Bloom after the executive’s date of termination; (2) the date on which the executive becomes a full-time employee of another employer and receives comparable health and welfare benefits; or (3) the executive’s death.

The employment agreements would immediately terminate upon the executive’s death or disability. In the event of death, Rhinebeck Bank has no obligation to pay any additional severance benefits to the executives under the employment agreements. In the event of the executive’s disability, Rhinebeck Bank would provide continued base salary payments to Mr. Quinn and Ms. Bloom for 36 months and 24 months, respectively, provided that such payment would be reduced by the amount of any disability insurance benefits payable to the executive during such period under Rhinebeck Bank’s disability insurance plan or program.

Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to one-year non-competition and non-solicitation restrictions.

Michael J. McDermott. Rhinebeck Bank also maintains an employment agreement with Mr. McDermott. The term of the agreement is indefinite and will continue until Mr. McDermott’s employment relationship with Rhinebeck Bank ceases.

The agreement specifies Mr. McDermott’s base salary, which may be increased from time to time by the Board of Directors. In addition, the agreement provides that Mr. McDermott will be eligible to participate in the management incentive plan (i.e., the STIP). Mr. McDermott is also entitled to participate in all employee benefit plans or benefits made available to Rhinebeck Bank similarly situated executives and the reimbursement of ordinary and necessary business expenses incurred in connection with performance of his duties with Rhinebeck Bank. Rhinebeck Bank may terminate Mr. McDermott’s employment, and Mr. McDermott may resign, at any time. In the event of a termination without cause, other than due to death or disability, or “constructive termination,” and so long as Mr. McDermott executes a Separation Agreement and Release, Rhinebeck Bank would be required to pay him a severance payment equal to one year of his base salary at the annual rate in effect immediately prior to his date of termination, and an amount equal to the latest bonus payment made to him in the year prior to which his employment is terminated. Such payments would be made over a period of 12 months, at the same time and in the same manner as Rhinebeck Bank pays base salary to executives. In addition, Rhinebeck Bank would be required to provide for Mr. McDermott’s continued coverage under all health benefit plans or arrangements in which he was entitled to participate prior to his termination, or arrange to provide him with substantially similar benefits, for the earlier of (1) a period of 12 months, (2) until his death, or (3) until he is afforded a comparable benefit at a comparable cost by a subsequent employer. Rhinebeck Bank also would be required to pay or reimburse Mr. McDermott for outplacement services, up to a maximum of $5,000. A “constructive termination” for purposes of the employment agreement includes: a reduction in base salary; a material reduction in incentive compensation opportunities; failure of Rhinebeck Bank to maintain a relative level of coverage under benefit plans, policies and practices or arrangements, in comparison to the coverage provided to other employees of the same or lesser levels of responsibilities; a material diminution of responsibilities, status, title or office; or the failure of Rhinebeck Bank to pay any material amount of compensation, within 10 days after a written demand for such amount.

In the event Mr. McDermott’s employment terminates after a “change in control,” he would receive the amounts payable in the case of a termination without cause or a constructive termination, but they would become payable in a single lump sum within 30 business days following his termination (the “change in control payment”). The change in control payment would be reduced to avoid penalties under Section 280G of the Internal Revenue Code if the change in control payment, plus any other payment or benefit payable to Mr. McDermott under any other agreement or plan of Rhinebeck Bank do not, in the aggregate (collectively, referred to as the “total payment”) exceed 115% of the maximum amount that could be paid without triggering such penalties. Conversely, if the total payment is greater than or equal to 115% of the maximum amount that could be paid to Mr. McDermott without triggering penalties under Section 280G of the Internal Revenue Code, Mr. McDermott would receive a gross-up payment to compensate him for any excise taxes owed under Section 4999 of the Internal Revenue Code.

The employment agreement would immediately terminate upon Mr. McDermott’s death, with no additional severance benefits. In the event of termination due to total disability (rendering Mr. McDermott incapable of performing his usual and customary duties), Rhinebeck Bank would be required to pay Mr. McDermott an amount equal to 12 months of his base salary, at the rate in effect as of the date he became totally disabled, reduced by the amount of disability insurance benefits payable to him during such period under any employer-paid disability insurance plan. Such payments would be made at the same time and in the same manner as such compensation would have been paid if he had remained in active employment during the 12-month period.

Upon termination of employment, Mr. McDermott would be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Executive Short-Term Incentive and Retention Plan (STIP)

Rhinebeck Bank adopted the STIP for its executive officers, including the named executive officers. The STIP is designed to: (1) support a business change to community-based banking; (2) support a culture change to pay-for-performance; (3) focus the executive team on annual goals to meet long-term goals; (4) reward executives for their contributions; and (5) align compensation with the goals of the organization and marketplace practices. The plan provides annual incentive awards to participants based on bank-wide, department and/or individual performance goals as established annually by the Compensation Committee, with input from the Chief Executive Officer, which is determined by using performance history, peer data, market data and the Compensation Committee’s judgment based on previous experience and projected market conditions.

The named executive officers can achieve annual incentive awards based on a percentage of salary, depending on whether the performance goals are achieved at minimum, target or maximum levels, and each goal is weighted between bank-level goals and individual goals. The annual performance period under the STIP is a 12-month period ending on December 31 (the “plan year”). For the 2022 plan year, the performance goals established were based on Rhinebeck Bank’s business plan. Furthermore, any annual incentive award payable under the STIP was contingent upon Rhinebeck Bank achieving certain minimum performance goals. The named executive officer’s annual incentive award opportunities for the 2022 plan year, as a percentage of base salary, were as follows:

Officer	Minimum	Target	Maximum
Michael J. Quinn	15%	25%	45%
Jamie J. Bloom	10%	20%	30%
Michael J. McDermott	10%	20%	30%

Unless otherwise deferred as described below, the executive’s annual incentive award is payable in a cash lump sum as soon as practicable following the completion of the plan year, provided, however, that such payment will be made no later than two and one-half months following the end of the plan year.

The STIP provides that the Compensation Committee may elect for a percentage of the executive’s annual incentive award to be deferred and paid on a later date (the “deferred bonus”), provided that such election is made prior to the applicable plan year associated with the annual incentive award. Any deferred bonus amount would be credited to an incentive benefit account established for the executive under the LTIP, and the time and manner of payment of the deferred bonus would be determined in accordance with the LTIP. For 2022, 40% of the annual incentive awards payable to Mr. Quinn, Ms. Bloom and Mr. McDermott was designated as a deferred bonus and was credited to their incentive benefit accounts. Based on the foregoing, Mr. Quinn, Ms. Bloom and Mr. McDermott earned the following annual incentive awards under the STIP for 2022:

Officer	Annual Incentive Award Paid Immediately	Deferred Bonus Credited to LTIP	Total Annual Incentive Award Earned
Michael J. Quinn	$72,128	$48,085	$120,213
Jamie J. Bloom	36,325	24,217	60,542
Michael J. McDermott	32,867	21,911	54,778

Executive Long-Term Incentive and Retention Plan (LTIP)

Rhinebeck Bank adopted the LTIP as a companion benefit plan with the STIP. Any executive participating in the STIP who receives a deferred bonus is eligible to participate in the LTIP. The plan year for purposes of the LTIP is the 12-month period ending on December 31. Rhinebeck Bank maintains an incentive benefit account, which is a bookkeeping account established on behalf of each participant in the LTIP. Each participant’s deferred bonus payable pursuant to the STIP is credited to his or her incentive benefit account as of the date on which the participant’s annual incentive award is payable under the STIP. As of the last day of each plan year, Rhinebeck Bank will credit to each participant’s incentive benefit account interest earned on the account balance, based on a percentage equal to Rhinebeck Bancorp’s return on equity (on a consolidated basis) for its fiscal year immediately preceding the applicable plan year.

The participant will vest in each deferred bonus credited to his or her incentive benefit account at a rate of 20% per year for each year of service with Rhinebeck Bank, commencing on January 1st of the year immediately following the plan year. Notwithstanding the foregoing, the participant becomes 100% vested in the deferred bonus upon the earlier of: (1) the participant’s death, disability or involuntary termination without “cause”; (2) the participant’s attainment of either age 65 or age 55 with 15 years of service while employed with Rhinebeck Bank; or (3) a change in control of Rhinebeck Bancorp or Rhinebeck Bank.

Upon the participant’s termination of employment for any reason other than for cause, the vested portion of the participant’s incentive benefit account balance would be payable in a cash lump sum within 30 days following the participant’s date of termination.

Supplemental Executive Retirement Agreement

Rhinebeck Bank maintains a supplemental executive retirement agreement with Mr. Quinn (the “SERP”). The SERP is designed to provide non-qualified supplemental retirement income to Mr. Quinn as an incentive and reward for his continued service with Rhinebeck Bank. Upon the earlier of Mr. Quinn’s: (1) attainment of age 65; or (2) disability, he would be entitled to an annual benefit of $108,000, payable in monthly installments for 20 years (the “normal retirement benefit”). Payment of the normal retirement benefit would commence on the last day of the month following Mr. Quinn attaining age 65. Upon Mr. Quinn’s termination of employment for any reason other than cause or disability, prior to him attaining age 65, he would be entitled to a reduced annual benefit, payable in monthly installments for 20 years, commencing on the last day of the month following Mr. Quinn attaining age 65. If Mr. Quinn’s separation from service occurs within 24 months of a change in control of Rhinebeck Bank, he would be entitled to the actuarial equivalent of the normal retirement benefit payable at age 65, determined as of the end of the year immediately prior to the date of separation from service (the “change in control benefit”). The change in control benefit would commence on the last day of the month following Mr. Quinn’s separation from service and would be payable in equal monthly installments for 20 years.

If Mr. Quinn dies while employed with Rhinebeck Bank, his beneficiary would be entitled to a lump sum payment equal to $2.16 million, which would be paid in lieu of the benefits described above.

Split Dollar Insurance Plan

Rhinebeck Bank maintains the Rhinebeck Bank Split Dollar Insurance Plan. Employees selected by the Board of Directors of Rhinebeck Bank are eligible to participate in the plan. Each named executive officer is participating in the plan. The plan provides that each participant is entitled to share in the proceeds under a life insurance policy owned by Rhinebeck Bank if a participant dies while employed with Rhinebeck Bank. The death benefit payable to the participant’s designated beneficiary is equal to the lesser of: (1) two times executive’s base salary less any benefits paid to the participant pursuant to Rhinebeck Bank’s group life insurance plan; or (2) the net death proceeds, which is the total death proceeds of the participant’s life insurance policy under the plan minus the greater of: (x) the cash surrender value or (y) aggregate premiums paid with respect to the policy. Upon the participant’s termination of employment, the participant’s designated beneficiary will not be entitled to any death benefit under the plan.

2020 Equity Incentive Plan

On May 26, 2020, Rhinebeck Bancorp’s stockholders approved the Rhinebeck Bancorp, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”), which provides for the grant of stock-based awards to our directors and employees. The 2020 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 763,743 shares of Rhinebeck Bancorp common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. Of this number, the maximum number of shares of Rhinebeck Bancorp common stock that may be issued under the 2020 Equity Incentive Plan pursuant to the exercise of stock options is 545,531, and the maximum number of shares of Rhinebeck Bancorp common stock that may be issued as restricted stock awards or restricted stock units is 218,212. All grants will be subject to conditions established by the Board of Directors that are set forth in the applicable award agreement, including vesting conditions. The exercise price of stock options granted under the 2020 Equity Incentive Plan may not be less than the fair market value on the date the stock option is granted.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Transactions with Related Persons

The federal securities laws generally prohibit publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Rhinebeck Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. At December 31, 2022, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Rhinebeck Bancorp or Rhinebeck Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at December 31, 2022, and were made in compliance with federal banking regulations.

SUBMISSION OF STOCKHOLDER BUSINESS PROPOSALS AND NOMINATIONS

Rhinebeck Bancorp must receive proposals that stockholders seek to include in the proxy statement for our next annual meeting no later than December 18, 2023. If next year’s annual meeting is held on a date that is more than 30 calendar days from May 23, 2024, a shareholder proposal must be received by a reasonable time before Rhinebeck Bancorp begins to print and mail its proxy solicitation materials for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission (“SEC”).

Under SEC Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the Company’s annual meeting of stockholders to be held in 2024 must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting.  This deadline is March 25, 2024.

Our Bylaws provide that, for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice to the Corporate Secretary not less than 90 days nor more than 120 days before the date of the annual meeting. However, if less than 90 days’ notice or prior public disclosure of the annual meeting is given to stockholders and the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, such notice must be delivered not later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed to stockholders or public disclosure of the annual meeting date was made. A copy of the Bylaws may be obtained by contacting our Corporate Secretary.

STOCKHOLDER COMMUNICATIONS

Stockholders who wish to communicate with the Board of Directors or an individual director should do so in writing to Rhinebeck Bancorp, Inc., 2 Jefferson Plaza, Poughkeepsie, New York 12601. Depending on the subject matter, the Secretary will forward the communication, handle the inquiry directly, or not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic or is unduly hostile, threatening, illegal or otherwise inappropriate. Communications regarding financial or accounting policies may be made in writing to the Chairman of the Audit Committee, at the same address. All other communications should be sent in writing to the attention of the President and Chief Executive Officer, at the same address.

MISCELLANEOUS

Rhinebeck Bancorp will pay the cost of this proxy solicitation and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy materials to the beneficial owners of Rhinebeck Bancorp common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without receiving additional compensation.

Rhinebeck Bancorp’s Annual Report on Form 10-K is included with this proxy statement. Any stockholder who has not received a copy of the Form 10-K may obtain a copy by writing to our Corporate Secretary or by accessing a copy online. See “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 23, 2023.” The Form 10-K is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning a proxy card or by voting via the Internet in advance of the meeting.

RHINEBECK BANCORP, INC. PLEASE DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. Signature__________________________________ Signature, if held jointly_________________________________ Date__________, 2023 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. Please mark your votes like this X PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. 22079 Rhinebeck Proxy Card Rev1 Front CONTROL NUMBER  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  1. Election of Directors (1) Steven E. Howell (2) William C. Irwin (3) Michael J. Quinn FOR all nominees listed to the left (except as marked to the contrary) WITHHOLD AUTHORITY for all nominees 2. Ratification of Wolf & Company, P.C. as independent registered public accounting firm for the year ending December 31, 2023. FOR AGAINST ABSTAIN (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet in advance of the meeting must be received by 11:59 p.m., Eastern Time, on May 22, 2023. VOTE AT THE MEETING – If you plan to attend the virtual online annual meeting to be held on May 23, 2023 at 11:00 a.m., Eastern Time, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the virtual meeting, visit: https://www.cstproxy.com/rhinebeckbancorp/2023 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet - QUICK  EASY

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2023 Proxy Statement and the 2022 Annual Report to Stockholders are available at https://www.cstproxy.com/rhinebeckbancorp/2023 RHINEBECK BANCORP, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Michael McDermott and Jamie Bloom, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock held of record by the undersigned at the close of business on March 31, 2023 at the Annual Meeting of Stockholders of Rhinebeck Bancorp, Inc. to be held on May 23, 2023 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. 22079 Rhinebeck Proxy Card Rev1 Back (Continued, and to be marked, dated and signed, on the other side)

RHINEBECK BANCORP, INC. PLEASE DO NOT RETURN THIS ESOP VOTE AUTHORIZATION FORM IF YOU ARE VOTING ELECTRONICALLY. Signature_________________________________________Date_____________, 2023 Note: Please sign exactly as name appears hereon. Please mark your votes like this X ESOP VOTE AUTHORIZATION FORM THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. 22079 Rhinebeck Proxy Card_ESOP Front CONTROL NUMBER  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  2. Ratification of Wolf & Company, P.C. as independent registered public accounting firm for the year ending December 31, 2023. FOR AGAINST ABSTAIN INTERNET – www.cstproxyvote.com Use the Internet to submit your voting instructions. Have this ESOP Vote Authorization Form available when you access the above website. Follow the prompts to submit your instructions. MAIL – Mark, sign and date this ESOP Vote Authorization Form and return it in the postage-paid envelope provided. Your Internet vote instructions authorize the ESOP Trustee to vote your shares in the same manner as if you marked, signed and returned this ESOP Vote Authorization Form. Vote instructions must be received by 11:59 p.m., Eastern Time, on May 16, 2023. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet - QUICK  EASY 1. Election of Directors (1) Steven E. Howell (2) William C. Irwin (3) Michael J. Quinn FOR all nominees listed to the left (except as marked to the contrary) WITHHOLD AUTHORITY for all nominees (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2023 Proxy Statement and the 2022 Annual Report to Stockholders are available at https://www.cstproxy.com/rhinebeckbancorp/2023 RHINEBECK BANCORP, INC. ESOP VOTE AUTHORIZATION FORM THIS ESOP VOTE AUTHORIZATION FORM IS SOLICITED ON BEHALF OF THE ESOP TRUSTEE The undersigned hereby directs the trustee for the Rhinebeck Bank Employee Stock Ownership Plan (the “ESOP”) to vote the shares of Rhinebeck Bancorp, Inc. (the “Company”) common stock allocated to the undersigned’s account at the Annual Meeting of Stockholders of the Company to be held on May 23, 2023, or at any adjournment thereof. If this form is not returned in a timely manner, the shares of common stock allocated to the participant’s ESOP account will be voted in the same proportion as shares for which the ESOP Trustee has received timely voting instructions to vote on the proposals, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. If any other business is brought before the Annual Meeting, shares will be voted by the ESOP Trustee in the manner intended to represent the best interest of participants and beneficiaries of the ESOP. At the present time, the ESOP Trustee knows of no other business to be brought before the Annual Meeting. THIS ESOP VOTE AUTHORIZATION FORM WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE ESOP VOTE AUTHORIZATION FORM WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE ESOP TRUSTEE ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. 22079 Rhinebeck Proxy Card_ESOP Back (Continued, and to be marked, dated and signed, on the other side)

RHINEBECK BANCORP, INC. PLEASE DO NOT RETURN THIS 401(k) PLAN VOTE AUTHORIZATION FORM IF YOU ARE VOTING ELECTRONICALLY. Signature_________________________________________Date_____________, 2023 Note: Please sign exactly as name appears hereon. Please mark your votes like this X 401(K) PLAN VOTE AUTHORIZATION FORM THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. 22079 Rhinebeck Proxy Card_401K - Front CONTROL NUMBER  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  2. Ratification of Wolf & Company, P.C. as independent registered public accounting firm for the year ending December 31, 2023. FOR AGAINST ABSTAIN INTERNET – www.cstproxyvote.com Use the Internet to submit your vote instructions. Have this 401(k) Plan Vote Authorization Form available when you access the above website. Follow the prompts to submit your instructions. MAIL – Mark, sign and date this 401(k) Plan Vote Authorization Form and return it in the postage-paid envelope provided. Your Internet vote instructions authorize the 401(k) Plan Trustee to vote your shares in the same manner as if you marked, signed and returned this 401(k) Plan Vote Authorization Form. Vote instructions must be received by 11:59 p.m., Eastern Time, on May 16, 2023. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet - QUICK  EASY 1. Election of Directors (1) Steven E. Howell (2) William C. Irwin (3) Michael J. Quinn FOR all nominees listed to the left (except as marked to the contrary) WITHHOLD AUTHORITY for all nominees (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2023 Proxy Statement and the 2022 Annual Report to Stockholders are available at https://www.cstproxy.com/rhinebeckbancorp/2023 RHINEBECK BANCORP, INC. 401(K) PLAN VOTE AUTHORIZATION FORM THIS 401(K) PLAN VOTE AUTHORIZATION FORM IS SOLICITED ON BEHALF OF THE 401(K) PLAN TRUSTEE The undersigned participant in the Rhinebeck Bank 401(k) Plan (the “401(k) Plan”) hereby directs the 401(k) Plan Trustee to vote the shares of Rhinebeck Bancorp, Inc. (the “Company”) common stock allocated to the undersigned’s account at the Annual Meeting of Stockholders of the Company to be held on May 23, 2023, or at any adjournment thereof. If this form is not returned in a timely manner, the shares of common stock allocated to the participant’s 401(k) Plan account will be voted in the same proportion as shares for which the 401(k) Plan Trustee has received timely voting instructions to vote on the proposals, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. If any other business is brought before the Annual Meeting, shares will be voted by the 401(k) Plan Trustee in the manner intended to represent the best interest of participants and beneficiaries of the 401(k) Plan. At the present time, the 401(k) Plan Trustee knows of no other business to be brought before the Annual Meeting. THIS 401(K) PLAN VOTE AUTHORIZATION FORM WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE 401(K) PLAN VOTE AUTHORIZATION FORM WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE 401(K) PLAN TRUSTEE ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. 22079 Rhinebeck Proxy Card_401K - Back (Continued, and to be marked, dated and signed, on the other side)